                          Exhibit A

NEES Energy, Inc.
Consolidated Balance Sheet
(Thousands of Dollars)
As of September 30, 2000
(Unaudited, Subject to Adjustment)

ASSETS
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Current assets:
     Cash     $    112
     Asset held for sale-AllEnergy     136,505
     Other current assets     939
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     Total current assets     137,556
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Goodwill, net of amortization     26,663
Deferred federal and state income taxes     818
Other assets     2
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     Total other assets     27,483
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Total assets     $165,039
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LIABILITIES AND CAPITALIZATION
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Current liabilities:
     Accounts payable     5

Parent company's investment:
     Subordinated notes payable to parent     175,522
     Common stock, par value $1 per share     1
     Other paid-in capital     (7,107)
     Accumulated deficit     (382)
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     Total parent company's investment     165,034
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Total liabilities and parent company's investment     $165,039
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